EXHIBIT 10


                           MEMORANDUM OF UNDERSTANDING

         TO       Clyde Engle
                  Chairman of the Board of Directors
                  Alba-Waldensian, Inc.

         FROM     Lee Mortenson

1 have agreed to resign as an Officer and Director of Alba-Waldensian Inc. as of this date based on certain conditions agreed to by Alba-Waldensian, Inc. by and through Clyde Engle, its Chairman of the Board of Directors, which are as follows

1. Alba agrees to continue payment to Mortenson of up to twelve (12) months of his current base salary (until such time as other employment is obtained from a non-Telco party) in the amount of $230,000 per year (including participation in Alba's 401K Plan).

2. Alba agrees to provide for up to twelve (12) months of all current benefits to Mortenson. Including, but not limited to, his current salary of $230,000, Country Club monthly dues and use of Ford Explorer (includes all insurance and auto expenses). Mortenson will have the option of purchasing the Explorer at the end of twelve (12) months (or sooner) at the fair market value at the time of purchase for such a vehicle in good condition as determined by its so-called "blue book" value

3 Continue the bridge-loan heretofore made to Mortenson by Alba until its due date in December, 1999 or until Mortenson's Hickory residence is sold (whichever occurs first) If this loan is riot paid in full by December 31, 1999, ratable deductions may be made by Alba from net amounts payable under paragraph 1 hereof.

4 All unvested options Mortenson currently holds in Alba stock shall become immediately vested.

5 If Mortenson decides to relocate to the Chicago area. Alba will reimburse Mortenson for transporting those "furnishings" previously moved from Chicago to Hickory within the meaning of paragraph 5B of the June 19, 1997 Memorandum.

6 Alba also agrees to pay all closing costs (including Real Estate Commission) on the sale of the Mortenson's Chicago condominium when the sale of that property finally closes, unless Mortenson relocates back to that condominium.

7 Mortenson will be allowed to keep the 2-year old computer and laptop, which he has been using in his "home office".

Based upon Alba-Waldensian, Inc agreeing to the foregoing conditions, Mortenson hereby resigns as an Officer and Director of Alba-Waldensian, Inc. this 27th day of July, 1999.

THIS, the 27th day of July, 1999

AGREED TO                                            AGREED TO



/s/ Lee Mortenson                                    /s/ Clyde Engle
President and Chief Executive Officer         Chairman of the Board of Directors
Alba-Waldensian, Inc.                                Alba-Waldensian, Inc.